                                DATAXCHG, INC.
                          PRE-INCORPORATION AGREEMENT


     THIS PRE-INCORPORATION AGREEMENT is made and entered into this ____ day of October, 1999, by and among each of the undersigned (sometimes individually referred to as a "Party" or collectively referred to as the "Parties"), whose principal places of business are set forth below their respective names.

                                   RECITALS

     WHEREAS, the Parties have collectively agreed to form a for-profit corporation (the "Corporation" or the "Company") to be organized under the laws of the State of Delaware for the purpose of operating a business; and

     WHEREAS, the Parties have collectively agreed to subscribe for the stock of the Corporation as set forth in this Agreement; and

     WHEREAS, following the formation of the Corporation, the Parties have agreed that the officers and directors of the Corporation shall be elected in accordance with, and the capitalization and operation of the Corporation shall be governed by, the terms and provisions of this Agreement and the Stockholders Agreement referenced herein.

     NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements contained herein, the Parties agree as follows:

     1.   Name.  The name of the Corporation shall be DataXchg, Inc.

     2. Formation - Articles of Incorporation and Bylaws. The Parties shall forthwith execute and file with the Delaware Secretary of State, or cause to be executed and filed with the Colorado Secretary of State, articles of incorporation in the form annexed to this Agreement as Exhibit "A" ("Articles"), which Articles shall be filed under and in accordance with the laws of the State of Delaware. After the incorporation of the Corporation, the Parties shall cause the bylaws annexed hereto as Exhibit "B" to be adopted as and for the bylaws of the Corporation.

     3. Purposes. The purpose for which the Corporation is to be organized shall be to transact any other lawful business for which corporations may be organized under the laws of the State of Delaware.

     4. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue shall be one hundred and fifty million (150,000,000) shares of which one hundred million (100,000,000) shares shall be designated common stock, having a par value of one tenth of one cent ($.001) each, and of which fifty million (50,000,000) shares shall be designated preferred stock of the Corporation, having a par value of one cent ($.01) each.

     5. Initial Stockholders. The undersigned shall be the initial, and only, stockholders of the Corporation at the time it is formed. Initially, shares of common stock shall be issued to the shareholders in such a manner as to qualify for a tax-free reorganization under Section 351 of the Internal Revenue Code of 1986, as amended. The initial issuance of shares of common stock and the capital contributions of the parties are set forth below:


Name                     Number of Shares    Capital Contribution
----                     ----------------    --------------------

David Webber                  60             Technology transfer and
                                               assignment
XML - Global Technologies,
   Inc.                       40             Services and working capital


     6. Technology Assignments. As his initial capital contribution to the Company, Webber shall transfer and assign to the Company all of Webber's right, title and interest in and to certain technology and software related to certain U.S. Patent No. 5,909,570 and all software known as "Xchg" and "BizTokens" as well as inventions relating to Template Mapping System for Data Transmission. Webber agrees to execute and deliver such forms of Assignment as the Company and its legal counsel may reasonably request in order to effect such assignments.

     7. License Agreement. Following the assignment of the Technology to the Company, the Company will enter into a License Agreement with XML - Global Technologies, Inc. ("XML") pursuant to which XML shall be granted the right to further develop the Technology and to commercialize the distribution, sale and marketing of products utilizing the Technology. Under the terms of the License Agreement, XML shall pay to the Company a royalty equal to 20% of net sales for sales comprising a combination of (i) the sale or license of products utilizing the Technology, and (ii) any of XML's suite of products, including software licensed from third parties, and a royalty of 80% of net sales for sales composed solely of products utilizing the Technology assigned to the Company by Webber.

     8. Stockholders Agreement. The undersigned shall each agree as follows:

          a.   Transfer of Common Stock.

               i. Restrictions on Transfer. The parties agree that they shall not sell, pledge or otherwise encumber their shares of common stock of the Corporation without first obtaining the unanimous written consent of the remaining stockholders of the Corporation, and except in strict accordance with the provisions of this Agreement. If so pledged, transferred or encumbered, such stock shall nevertheless remain subject to this Agreement in the hands of the pledgee, donee or other holder and shall be treated as if still owned by the transferring stockholder. The Corporation shall neither transfer nor reissue any stock interest in the Corporation in violation of, or without proof of compliance with, this Agreement.

               ii. Remedies for Violation of Restrictions on Transfer. Any transfer in violation of the restrictions on transfer outlined in this Agreement will give rise to the remedies set forth in this Agreement, including, but not limited to, the forced liquidation of the breaching stockholder's ownership interest in the Corporation, the revocation of all licenses and sub-licenses then existing between the Corporation and the breaching stockholder, and the termination and reversion to the Corporation of any rights the breaching stockholder may have in and/or to any products offered by the breaching stockholder in furtherance of the business plan contemplated by this Agreement and/or any other document or agreement referenced herein.

               iii. Certificate Endorsement. The Corporation and Parties shall cause any certificates for shares of common stock of the Corporation subject to this Agreement to be endorsed substantially as follows:

                     Notice of Restrictions on Disposition

          This certificate and the shares of stock represented thereby are subject to the provisions of a Stockholders Agreement dated as of __________ ____, ______ (as it may be amended from time-to-time) whereby the disposition in any manner of such shares of stock or any interest therein is restricted. A copy of said Agreement is on file at the registered office of the Company where it may be inspected.

          b. Sale or Change in Control of Party. A stockholder of the Corporation that is not a natural person may not, without the advance written consent of the remaining stockholders of the Corporation, cause or permit an ownership interest, direct or indirect, in itself to be disposed of such that, after the disposition, that stockholder ceases to be controlled by the same persons who control it as of the date of the stockholder's acquisition of common stock of the Corporation. Any breach of this section will cause the disposition of the ownership interest to be deemed a transfer in violation of the restrictions on transfer outlined in this Agreement. Any transfer in violation of the restrictions on transfer outlined in this Agreement will give rise to the remedies set forth in this Agreement, including, but not limited to, the forced liquidation of the breaching stockholder's ownership interest in the Corporation, the revocation of all licenses and sub-licenses then existing between the Corporation and the breaching stockholder, and the termination and reversion to the Corporation of any rights the breaching stockholder may have in and/or to any products offered by the breaching stockholder in furtherance of the business plan contemplated by this Agreement and/or any other document or agreement referenced herein.

          c.   Governance of Corporation.

               i. Election of Directors. The initial Board of Directors of the Corporation shall consist of Peter Shandro and David Webber who shall serve until the next annual meeting of the stockholders of the Corporation and until their successors have been duly elected and qualified. Thereafter, each stockholder of the Corporation shall be entitled to nominate one (1) person to serve as a director of the Corporation, and the stockholders of the Corporation shall agree to vote their shares of common stock of the Corporation in favor of the persons so nominated.

               ii. Appointment of Officers. The president of the Corporation shall initially be Peter Shandro and David Webber. All other officers of the Corporation shall be appointed by a majority of the Board of Directors of the Corporation.

               iii. Voting. Each shareholder shall have a vote equal to the number of shares of Corporation common stock it owns on shareholder matters and each director of the Corporation shall have an equal vote on matters decided by the Board of Directors.

     9. Consulting Agreement. The Company shall enter into a Consulting Agreement with Webber pursuant to which Webber shall provide additional developmental services to the Company. Under the terms of the Consulting Agreement, Webber shall not be entitled to receive any additional compensation for such services, but shall be entitled to reimbursement for his out of pocket expenses. The Consulting Agreement shall provide that any and all inventions, discoveries, improvements, enhancements or upgrades developed by Webber as a consultant to the Company shall constitute the proprietary rights and technology of the Company.

     10. Organizational Expenses. The Corporation shall pay its organization expenses.

     11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     12. Assignment. No Party may assign, pledge or transfer this Agreement or any interest herein without the prior written consent of the other Parties.

     13. Waiver. No waiver of any provision of this Agreement is valid unless it is in writing and signed by the person against whom it is charged.

     14. Notices. Any and all notices between the parties provided for or permitted under this Agreement or by law shall be in writing and shall be deemed duly served when personally delivered to a Party, or, in lieu of such personal service, when deposited in the United States Mail, certified, postage prepaid, addressed to such Party at its principal place of business specified in this Agreement, or at any address changed in this manner.

     15. Attorney's Fees. Should any litigation be commenced between the Parties concerning any provision of this Agreement or the rights and duties of any Party in relation thereto, the Party or Parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for their attorney's fees in such litigation which shall be determined by the Court in such litigation or in a separate action brought for that purpose.

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the day and date first above written:

                                   XML - GLOBAL TECHNOLOGIES, INC.


                                   By:
                                        ----------------------------



                                   ---------------------------------
                                   DAVID WEBBER